CONSENT OF DYKEMA GOSSETT PLLC
We consent to the filing of our tax opinion as an exhibit to the to the Registration Statement on Form N-14 of John Hancock Trust to be filed with the Securities and Exchange Commission on or about July 7, 2010 and to the references made to our firm therein and in any amendments thereto.
/s/ Dykema Gossett PLLC
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan
July 6, 2010